Exhibit 10.37(3)

EXECUTED VERSION

AMENDMENT NO. 3
TO
INVESTMENT AGREEMENT

This Amendment No. 3 (this “Amendment”) to the Investment Agreement dated as of November 7, 2012, between Pulse Electronics Corporation (the “Company”), Pulse Electronics (Singapore) Pte. Ltd. (“Pulse Singapore”), and OCM PE Holdings, L.P., as amended by that certain Amendment No. 1 to the Agreement dated March 11, 2013, and as further amended by that certain Amendment No. 2 to the Agreement dated April 15, 2013 (as amended, the “Agreement”), is made as of the 21 day of February, 2014, by and among the parties to the Agreement (the “Parties”).

RECITALS:

WHEREAS, in accordance with Sections 1.01 and 1.02 of the Agreement, the Company has previously issued to the Investors (i) 36,729,182 shares (on a pre-reverse split basis) of the Company's common stock, $0.125 par value per share (the “Common Stock”) and (ii) 1,000 shares of the Company's Series A Preferred Stock, without par value (the “Parent Preferred Stock”), which upon its conversion, and collectively with the 36,729,182 shares of Common Stock issued to the Investors, shall represent 67.9% of the Company’s Common Stock on a Pro Forma Fully Diluted Basis.

WHEREAS, the Parties wish to amend Section 3.02(b) of the Agreement, such that the Company may commence and complete the Exchange Offer pursuant to privately negotiated transactions with the Other Noteholders.

WHEREAS, in furtherance of the foregoing, the Parties wish to enter into this Amendment.

NOW, THEREFORE, the Parties hereto agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

SECTION 2. Amendment of the Parent Preferred Stock; Capitalization. The Parent Preferred Stock shall be amended such that the Parent Preferred Stock shall convert automatically on the Mandatory Conversion Time (as defined below). Assuming the consummation of the Exchange Offer (including the issuance of Common Stock to the Other Noteholders) as contemplated by the Note Exchange Agreements, which final executed versions thereof have been fully disclosed by the Company to the Investors, based on the representations and warranties of the Company set forth herein, the Parent Preferred Stock shall be convertible into 8,154,927 shares of Common Stock in accordance with its terms, which 8,154,927 shares of Common Stock, together with the 3,672,918 shares (on a post-reverse split basis) of Common Stock previously issued to the Investors under Section 1.02 of the Investment Agreement, represents 67.9% of the Company’s Common Stock on a Pro Forma Fully Diluted Basis, which is in addition to any Capital Stock of the Company beneficially owned by the Investors prior to the Closing or acquired by the Investors otherwise than in connection with the transactions contemplated by this Agreement. Schedule 2 sets forth a true and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the time immediately following consummation of the Closing and as of the date hereof and presents the Company’s Common Stock on a Pro Forma Fully Diluted Basis immediately following the Closing assuming consummation of the Exchange Offer (including the issuance of Common Stock to the Other Noteholders) as contemplated by the Note Exchange Agreements disclosed by the Company to the Investors. The issued and outstanding Capital Stock of the Company, and the shares of Common Stock to be issued to the Investors upon conversion of the Parent Preferred Stock will be when issued, duly authorized, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto. Except as set forth on Schedule 2 there is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. The form of Amendment to the Articles of Incorporation relating to the Parent Preferred Stock (the “Parent Preferred Stock Amendment”) is attached hereto as Exhibit H. The “Mandatory Conversion Time” shall be immediately following such time as any of (x) the applicable provisions of the Indenture have been amended, modified or waived in accordance with the terms of the Indenture such that the conversion of the Parent Preferred Stock would not cause a Change in Control, as determined by the Company and the holders of the Parent Preferred Stock, (y) all of the Company's obligations under the Indenture have been satisfied and discharged and cease to be of further effect in accordance with Article 8 of the Indenture (notwithstanding the survival of the sections of the Indenture referred to in the last paragraph of Section 8.01 of the Indenture following the payment for, acquisition or exchange of all of the Convertible Notes), or (z) the Company has acquired and cancelled Convertible Notes having an aggregate principal amount equal to ninety percent (90%) or more of the aggregate principal amount of the Convertible Notes which are outstanding on the effective date of the Parent Preferred Stock Amendment.

SECTION 3. Exchange Offer. Section 3.02(b) of the Agreement is hereby amended and restated as follows:

Exchange Offer. The Company shall use reasonable best efforts to, not later than February 27, 2014 (or such later date as approved by the Investors in their sole discretion), consummate exchange offers in respect of the Company’s 7.00% Convertible Senior Notes due 2014 pursuant to privately negotiated transactions with the Other Noteholders, and which collectively shall be the “Exchange Offer” for purposes of the Agreement. The Parties agree that the terms and conditions of the Exchange Offer as set forth in each of the Note Exchange Agreements attached hereto as Exhibit G are acceptable to, and agreed by, the Investors, and the Company agrees that it shall not amend, modify or waive any provision of any such Note Exchange Agreement or any other term or condition of the Exchange Offer without the prior written consent of the Investors. In furtherance of and without limiting the foregoing, the Exchange Offer shall be on terms mutually agreed between the Company and the Investors, and the Company shall cause the Exchange Offer to comply with applicable Law. The Company will cause the information included in the Exchange Documents (as defined in the Credit Agreement) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In connection with the Exchange Offer, the Company will use reasonable best efforts to cause any required state “Blue Sky” filings to be made. The Company and the Investors hereby agree that the closing of the Exchange Offer is conditioned upon participation in the Exchange Offer by 90% or more of the Other Noteholders as calculated by aggregate principal amount of their outstanding Convertible Notes as of such closing.

SECTION 4. Directors. Section 3.07 of the Agreement is hereby amended and restated as follows:

(a)            Immediately following consummation of the Exchange Offer pursuant to the Note Exchange Agreements attached hereto as Exhibit G, the Parent Preferred Stock will convert in accordance with its terms, as a result of which the Investors shall own a majority of the Common Stock entitled to vote. In connection therewith and the resignation of Daniel E. Pittard from the Board, effective as of the consummation of the Exchange Offer, the Company shall immediately following consummation of the Exchange Offer pursuant to the Note Exchange Agreements attached hereto as Exhibit G (x) take all action necessary to cause three additional designees of the Investors (the “New Investor Directors”, and together with the individuals set forth on Schedule 3.07(a), the “Investor Directors”) to be appointed to the Board and (y) increase the number of directors of the Board to nine to give effect to the rights of the Investors set forth in this Section 3.07(a), and the Investors hereby give their written consent to such increase pursuant to Section 3.06(a)(I). As a result, the Board will be comprised of the individuals currently serving as directors of the Company and the New Investor Directors. Subsequent to the appointment of the New Investor Directors, in connection with any annual meeting of the shareholders of the Company (including the forthcoming annual meeting of shareholders of the Company in 2014) or special meeting of the shareholders of the Company at which directors are to be elected (or as otherwise permitted), the Board may, among other things, decrease the number of directors of the Board, but in any event shall include on the Company’s slate of director nominees such number of individuals proposed by the Investors as may be permitted under Section 3.07(c).

(b)            Upon his or her appointment and election pursuant to Section 3.07(a) or otherwise, each Investor Director shall serve until the next annual meeting of the shareholders of the Company or special meeting of the shareholders of the Company at which directors are to be elected following such Investor Director’s appointment, unless such Investor Director is earlier removed in accordance with the By-laws, resigns or is otherwise unable to serve.

(c)            In connection with every annual meeting of the shareholders of the Company or special meeting of the shareholders of the Company at which directors are to be elected, including the 2014 Annual Meeting, for so long as the Investors, together with their Affiliates, beneficially own (w) at least a majority of the shares of Common Stock entitled to vote on the election of directors as of the applicable record date, the Investors shall have the right to require the Company to nominate for election to the Board as part of the Company’s slate of director nominees no less than a majority of the individuals comprising the members of such slate, (x) less than a majority of the shares of Common Stock entitled to vote on the election of directors as of the applicable record date and greater than 50% of the Transaction Shares as of the applicable record date, the Investors shall have the right to require the Company to nominate for election to the Board as part of the Company’s slate of director nominees up to four individuals proposed by the Investors, in the case of a nine member Board (or in the case of a Board of a different size, such number of individuals proportionate to four out of nine), (y) less than 50% of the Transaction Shares and greater than 25% of the Transaction Shares as of the applicable record date, the Investors shall have the right to require the Company to nominate for election to the Board as part of the Company’s slate of director nominees up to three individuals proposed by the Investors, in the case of a nine member Board (or in the case of a Board of a different size, such number of individuals proportionate to three out of nine) and (z) less than 25% and greater than 5% of the Transaction Shares as of the applicable record date, the Investors shall have the right to require the Company to nominate for election to the Board as part of the Company’s slate of director nominees up to two individuals proposed by the Investors, in the case of a nine member Board (or in the case of a Board of a different size, such number of individuals proportionate to two out of nine, but no less than one) and, in each case, the Company shall recommend to its shareholders in favor of the election of such individuals. For purposes of determining proportionality in connection with the foregoing, the number of directors that the Investors shall have the right to require the Company to nominate for election to the Board shall be rounded up, provided that in the event the Investors own less than a majority of the shares of Common Stock entitled to vote on the election of directors as of the applicable record date, the Investors shall not have the right to require the Company to nominate for election to the Board as part of the Company’s slate of director nominees a majority of the individuals comprising the members of such slate. Individuals nominated pursuant to this Section 3.07(c), if elected, shall be deemed to be Investor Directors and each such individual shall serve until the next annual meeting of the shareholders of the Company or special meeting of the shareholders of the Company at which directors are to be elected and until his or her successor is elected and qualifies in accordance with this Section 3.07 and the By-laws, unless such Investor Director is earlier removed in accordance with the By-laws, resigns or is otherwise unable to serve. In the event any Investor Director(s) is removed, resigns or is unable to serve as a member of the Board, the Company shall take all action necessary to cause one or more designees of the Investors to be appointed to fill such vacancy or vacancies. The obligations of the Company under this Section 3.07(c) are conditioned upon the Investors timely providing to the Company such information about the individuals proposed by the Investors as may be reasonably required by the Company to comply with the Company’s obligations under the Exchange Act with respect to the solicitation of proxies or consents for an annual or special meeting of shareholders, together with the consent of each such individual to serve as a director of the Company, if elected.

SECTION 5. Termination. The termination of this Amendment shall require the written consent of the Parties.

SECTION 6. Shareholder Vote. The Company represents and warrants to the Investors that the affirmative consent of holder(s) of at least a majority of the outstanding shares of Parent Preferred Stock are the only consents or votes of holders of securities of the Company that are necessary to approve and adopt the Parent Preferred Stock Amendment.

SECTION 7. Limited Amendment. As of the date hereof except as specifically amended or supplemented hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.

SECTION 8. Miscellaneous. The provision in the Agreement regarding governing law, waiver of jury trial, jurisdiction and execution in counterparts shall, mutatis mutandis, apply to this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PULSE ELECTRONICS CORPORATION

By:	/s/ Michael C. Bond
Name:	Michael C. Bond
Title:	Senior Vice President and Chief
Financial Officer

PULSE ELECTRONICS (SINGAPORE)
PTE LTD

By:	/s/ Michael C. Bond
Name:	Michael C. Bond
Title:	Director

OCM PE HOLDINGS, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Kenneth Liang
Name:	Kenneth Liang
Title:	Authorized Signatory

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Authorized Signatory